EXHIBIT 99

SP Plus Corporation Announces Second Quarter and Year-to-Date 2018 Results

Reports strong results and reaffirms full-year guidance

CHICAGO, July 31, 2018 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related services to commercial, institutional and municipal clients throughout North America, today announced its second quarter and first half 2018 results.

G Marc Baumann, President and Chief Executive Officer, stated, “We are continuing to execute on our strategy and I am very pleased with the results we were able to deliver for the second quarter.  We saw strong same location gross profit growth, particularly in the Airport division, as well as improved performance in the New York market.  In addition, we again had a favorable adjustment in casualty loss reserve estimates for prior years, which we believe is attributable to our consistent focus on safety and risk initiatives and proactive claims management.  Given our performance for the first half of the year, we are reiterating our outlook for 2018.”

Mr. Baumann continued, “We continue to make good progress on our other key strategic initiatives to more aggressively grow our presence in the Hospitality, Municipal, Healthcare and University vertical markets and expand our revenue management and marketing capabilities.  We are pleased with the progress we’re making on our safety and risk initiatives, and will continue to focus on this key area.  Finally, we remain committed to a balanced approach to capital allocation to drive shareholder value, including evaluating potential acquisition targets.”

Financial Summary

In millions except per share	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$51.1	$51.2	$57.5	$49.0
General and administrative expenses (2)	$22.3	$20.7	$22.5	$21.4
Net income attributable to SP Plus (2)	$15.3	$16.5	$16.2	$11.9
Earnings per share (EPS) (2)	$0.68	$0.73	$0.72	$0.53
EBITDA (1),(2)	$28.0	$29.6	$33.9	$26.4
Net cash provided by operating activities	$26.8	NA	$22.4	NA
Free cash flow (1)	$26.6	NA	$19.9	NA

In millions except per share	Six Months Ended June 30, 2018		Six Months Ended June 30, 2017
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$90.6	$90.6	$98.0	$89.6
General and administrative expenses (2)	$44.6	$41.7	$43.7	$42.6
Net income attributable to SP Plus (2)	$30.6	$25.3	$22.2	$18.1
Earnings per share (EPS) (2)	$1.36	$1.12	$0.98	$0.80
EBITDA (1),(2)	$44.6	$47.4	$52.6	$45.2
Net cash provided by operating activities	$25.3	NA	$27.4	NA
Free cash flow (1)	$21.0	NA	$22.9	NA

(1) Refer to accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted earnings per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, among other things, (a) restructuring, merger/acquisition and integration costs, including costs incurred to evaluate potential acquisitions, (b) non-routine structural and other repairs at legacy Central Parking lease locations, (c) non-routine settlements, (d) the net impact of non-routine asset sales or dispositions, (e) the net loss or gains and the financial results related to sold businesses, (f) the equity in income or losses from investment in unconsolidated entities, and (g) non-routine tax items, including the overall net impact of the U.S. Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”) on 2017.  Please refer to the accompanying financial tables for a reconciliation of these adjusted items to U.S. GAAP.

Second Quarter Operating Results

Reported gross profit in the second quarter of 2018 was $51.1 million, compared to $57.5 million in the same quarter of 2017, a decrease of $6.4 million or 11%.  Reported gross profit for the second quarter of 2017 included earnings of $8.5 million from the Company’s proportionate share of a joint venture transaction.  Adjusted gross profit for the second quarter of 2018 was $51.2 million, an increase of $2.2 million, or 4%, as compared to the second quarter of 2017.  The increase in adjusted gross profit was largely due to a more favorable 2018 adjustment for prior-year casualty loss reserve estimates and strong performance in the Airport Division.

Reported general and administrative (“G&A”) expenses for the second quarter of 2018 were $22.3 million, which included costs incurred to evaluate potential acquisitions, as compared to $22.5 million in the second quarter of 2017, a decrease of $0.2 million or 1%.  Adjusted G&A expenses for the second quarter of 2018 were $20.7 million, down $0.7 million or 3% from the second quarter of 2017. A $1.7 million cost recovery received from a vendor partner and continued strong cost controls were partially offset by a higher accrual for performance-based compensation.

Reported net income attributable to SP Plus and EBITDA were $15.3 million and $28.0 million in the second quarter of 2018, respectively, as compared to $16.2 million and $33.9 million in the same period of 2017, respectively.  The reported results for 2017 reflect the earnings realized from the Company’s proportionate share of a joint venture transaction, and the reported results for 2018 reflect the impact on 2018 from the 2017 Tax Act.  Adjusted EBITDA increased by $3.2 million, or 12%, to $29.6 million for the second quarter of 2018, compared to $26.4 million on the same basis for the second quarter of 2017, for the reasons affecting adjusted gross profit and adjusted G&A identified above.

Reported earnings per share (“reported EPS”) for the second quarter of 2018 were $0.68, as compared to $0.72 for the same period of 2017.  A lower effective tax rate resulted in an approximately $0.10 year-over-year increase in reported EPS whereas the non-recurrence of the 2017 joint venture transaction resulted in a $0.22 year-over-year decrease in reported EPS.  Adjusted EPS were $0.73 for the second quarter of 2018, an increase of $0.20, or 38%, compared to adjusted EPS of $0.53 for the second quarter of 2017.  A lower effective tax rate in 2018 as well as growth in adjusted EBITDA contributed to the year-over-year increase in adjusted EPS.

Year-to-Date Operating Results

Reported gross profit for the first half of 2018 was $90.6 million, compared to $98.0 million for the same period of 2017, a decrease of $7.4 million or 8%.  On an adjusted basis, which excludes the earnings realized from the 2017 joint venture transaction as well as other non-routine items, first-half 2018 adjusted gross profit was $90.6 million, an increase of $1.0 million as compared to the same period of 2017.  The year-over-year increase in adjusted gross profit was primarily due to a larger favorable adjustment in prior-year casualty loss reserve estimates in 2018 as well as lower overall healthcare program costs and strong performance in the Airport Division, which was partially offset by the first quarter 2018 early termination of a long-term lease contract in the Commercial division that resulted in a non-cash write-off of an acquired lease contract right.

Reported G&A expenses for the first half of 2018 were $44.6 million as compared to $43.7 million for the same period of 2017, an increase of $0.9 million or 2%.  Adjusted G&A expenses for the first half of 2018 were $41.7 million, a decrease of $0.9 million, or 2%, from the same period of 2017.  A $1.7 million cost recovery received from a vendor partner and continued strong cost controls were partially offset by a higher accrual for performance-based compensation.

Reported net income attributable to SP Plus and EBITDA were $30.6 million and $44.6 million, respectively, for the first half of 2018, compared to $22.2 million and $52.6 million, respectively, for the same period of 2017.  The reported results reflect the earnings realized from the Company’s proportionate share of a 2017 joint venture transaction and the 2018 sale of a joint venture interest in Parkmobile, as well as the impact in 2018 from the 2017 Tax Act.  Adjusted EBITDA increased by 5%, or $2.2 million, to $47.4 million for the first half of 2018, compared to $45.2 million for the same period of 2017, for the same reasons mentioned above regarding adjusted gross profit and adjusted G&A.

Reported EPS for the first half of 2018 were $1.36, as compared to $0.98 for the same period of 2017.  Earnings realized from the 2017 joint venture transaction contributed $0.22 per share to 2017 reported EPS whereas the 2018 sale of a joint venture interest in Parkmobile contributed $0.33 per share to 2018 reported EPS.  In addition, a lower effective tax rate resulting from the 2017 Tax Act contributed approximately $0.14 to reported EPS growth.  Adjusted EPS were $1.12 for the first half of 2018, an increase of $0.32 per share or 40%, compared to adjusted EPS of $0.80 for the same period of 2017.  In addition to adjusted EBITDA growth, lower depreciation and amortization expense, primarily due to certain merger-related intangible assets that have been fully amortized, lower interest expense and a lower effective tax rate contributed to the growth in adjusted EPS.

Net cash provided by operating activities in the first half of 2018 was $25.3 million and resulting free cash flow was $21.0 million.  Some unfavorable movements in working capital as well as unplanned expenditures related to evaluating potential acquisitions resulted in a lower than expected level of free cash flow generated in the first half of the year.  The Company believes many of the unfavorable movements in working capital were temporary fluctuations and continues to believe it will generate full year free cash flow within the previously provided guidance range.

Recent Developments

  The Company was awarded a long-term contract to manage the consolidated rental car shuttle operation at Louis Armstrong New Orleans International Airport.  The operation is expected to commence in early-2019.
  The Company was chosen by Marymount University to provide parking enforcement and permit management services at its main campus in Arlington, Virginia.
  The Company was awarded a contract to manage three garages and two valet operations at the Akron Children’s Hospital in Akron, Ohio, the busiest hospital of its kind in the area.
  The Company expanded its relationship with Golub & Company with the award of the parking management contract for One East Delaware, a luxury residential high-rise in Chicago, Illinois.  The Company is now the exclusive provider of parking services for Golub & Company in Chicago.
  The Company recently assumed management of the 658-space 4th and Commerce Garage in downtown Nashville.  This represents an expansion of its relationship with Eakin Partners in the rapidly growing Nashville market.
  The Company was selected by PRISA Group of Puerto Rico to manage the valet and self-park operations at the Puerto Rico Convention Center.
  The Company was not able to renew a municipal contract in Southern California comprised of 41 locations.

2018 Outlook

The Company reaffirms its previously provided full-year 2018 guidance on all measures.

Conference Call

The Company's quarterly earnings conference call will be held at 8:00 a.m. (Central Time) on August 1, 2018, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ provides professional parking management, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 20,000 employees and operates approximately 3,500 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving 70 airports. SP+ is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company's ground transportation group transports approximately 37 million passengers each year; its facility maintenance group operates in dozens of U.S. cities; and it provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2018 Outlook," and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," “are to be” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: intense competition; changing consumer preferences that may lead to a decline in parking demand; the Company’s ability to preserve long-term client relationships; difficulty obtaining insurance coverage or obtaining insurance coverage at competitive rates; risk that insurance reserves are inadequate because losses are worse than expected; losses not covered by insurance; risks associated with management contracts and leases; deterioration of general economic and business conditions or changes in demographic trends; information technology disruption, cyber attacks, cyber terrorism and security breaches; adverse litigation judgments or settlements; breach of credit facility terms may restrict borrowing, require penalty payments or accelerate payment of the Company’s substantial indebtedness; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; failure of risk management and safety programs to reduce the cost of risk; labor disputes; failure to attract and retain senior management and other qualified personnel; negative or unexpected tax events; risks associated with joint ventures; weather conditions, natural disasters, and military or terrorist attacks, which may lead to emergency safety measures; adverse weather conditions that lead to fluctuating financial results; risks related to any acquisitions undertaken by the Company; goodwill impairment charges or impairment of long-lived assets; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to the Company’s competitors or clients; availability of adequate capital to grow the Company’s business; the Company's ability to obtain performance bonds on acceptable terms; the impact of Federal health care reform; adverse changes in tax laws or rulings, uncertainties in the interpretation and application of the 2017 Tax Cuts and Jobs Act of 2017; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Reimbursed Management Contract Revenue and Reimbursed Management Contract Expense Correction

During 2017, the Company corrected reimbursed management contract revenue and reimbursed management contract expense for the previous periods presented, whereby, the Company had been overstating reimbursed management contract revenue and reimbursed management contract expense included within the Consolidated Statements of Income in equal and off-setting amounts.  As a result, with respect to the income statements attached, the Company has made corrections which have resulted in the following: (i) a reduction of reimbursed management contract revenue of $11.9 million and a reduction of reimbursed management contract expense of $11.9 million for the three months ended June 30, 2017, and (ii) a reduction of reimbursed management contract revenue of $24.5 million and a reduction of reimbursed management contract expense of $24.5 million for the six months ended June 30, 2017.  The correction had no impact to the Consolidated Balance Sheets, Statements of Income, Comprehensive Income or Cash Flows, except as described above and as it relates to reimbursed management contract revenue and reimbursed management contract expense.  Management has evaluated the effects of the previous misstatements, both qualitatively and quantitatively, and concluded that these corrections were immaterial to any current or prior annual periods that were affected.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income attributable to SP Plus (adjusted net income), adjusted net income per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: i) restructuring, merger/acquisition and integration related costs, including costs incurred to evaluate potential acquisitions; ii) non-routine structural and other repairs at legacy Central Parking leases; iii) non-routine settlements; iv) the impact of non-routine asset sales or dispositions; v) the net loss or gains and the financial results related to sold businesses; vi) the equity in income or losses from investment in unconsolidated entities; and vii) non-routine tax items, including any further developments related to the U.S. Tax Cuts and Jobs Act of 2017.  Pre-tax adjustments are tax affected at a statutory tax rate of 41% for 2017 and 26% for 2018 for adjusted net income and adjusted EPS purposes.

The Company defines EBITDA, a non-GAAP financial measure, as U.S GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, and (v) equity in the gains or losses from investment in unconsolidated entities.  Adjusted EBITDA excludes items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of EBITDA and adjusted EBITDA provide useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results.  The Company's definition of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders.  The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS, or net cash provided by operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets
(millions, except for share and per share data)	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Cash and cash equivalents	$32.5	$22.8
Notes and accounts receivable, net	130.9	122.3
Prepaid expenses and other	12.3	15.5
Total current assets	175.7	160.6
Leasehold improvements, equipment and construction in progress, net	26.0	27.4
Other assets
Advances and deposits	4.0	4.1
Other intangible assets, net	51.5	54.1
Favorable acquired lease contracts, net	19.5	23.3
Equity investments in unconsolidated entities	9.6	18.6
Other assets, net	18.6	18.3
Deferred taxes	15.9	15.9
Cost of contracts, net	8.7	8.9
Goodwill	431.5	431.7
Total other assets	559.3	574.9
Total assets	$761.0	$762.9
Liabilities and stockholders’ equity
Accounts payable	$94.9	$102.8
Accrued rent	23.6	23.2
Compensation and payroll withholdings	22.9	22.2
Property, payroll and other taxes	8.3	6.8
Accrued insurance	18.0	18.9
Accrued expenses	30.0	25.5
Current portion of obligations under Restated Credit Facility and other long-term borrowings	20.7	20.6
Total current liabilities	218.4	220.0
Long-term borrowings, excluding current portion
Obligations under Restated Credit Facility	104.6	132.0
Other long-term borrowings	1.1	1.2
	105.7	133.2
Unfavorable acquired lease contracts, net	27.9	31.5
Other long-term liabilities	63.8	65.1
Total noncurrent liabilities	197.4	229.8
Stockholders’ equity
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized as of June 30, 2018 and December 31, 2017; no shares issued	—	—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of June 30, 2018 and December 31, 2017; 22,657,566 and 22,542,672 shares issued and outstanding as of June 30, 2018 and December 31, 2017, respectively.	—	—
Treasury stock, at cost; 305,183 shares as of June 30, 2018 and December 31, 2017	(7.5)	(7.5)
Additional paid-in capital	256.8	254.6
Accumulated other comprehensive loss	(1.8)	(1.2)
Retained earnings	97.6	67.0
Total SP Plus Corporation stockholders’ equity	345.1	312.9
Noncontrolling interest	0.1	0.2
Total stockholders’ equity	345.2	313.1
Total liabilities and stockholders’ equity	$761.0	$762.9

SP Plus Corporation
Condensed Consolidated Statements of Income
	Three Months Ended		Six Months Ended
(millions, except for share and per share data) (unaudited)	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Parking services revenue
Lease type contracts	$107.4	$150.9	$206.9	$281.7
Management type contracts	87.7	84.0	182.2	176.1
	195.1	234.9	389.1	457.8
Reimbursed management type contract revenue	167.1	168.6	339.9	347.6
Total parking services revenue	362.2	403.5	729.0	805.4
Cost of parking services
Lease type contracts	94.5	130.2	189.0	256.0
Management type contracts	49.5	47.2	109.5	103.8
	144.0	177.4	298.5	359.8
Reimbursed management type contract expense	167.1	168.6	339.9	347.6
Total cost of parking services	311.1	346.0	638.4	707.4
Gross profit
Lease type contracts	12.9	20.7	17.9	25.7
Management type contracts	38.2	36.8	72.7	72.3
Total gross profit	51.1	57.5	90.6	98.0
General and administrative expenses	22.3	22.5	44.6	43.7
Depreciation and amortization	4.5	4.8	8.5	11.4
Operating income	24.3	30.2	37.5	42.9
Other expenses (income)
Interest expense	2.2	2.3	4.3	4.9
Interest income	(0.1)	(0.2)	(0.2)	(0.3)
Gain on sale of a business	—	(0.1)	—	(0.1)
Equity in (earnings) losses from investment in unconsolidated entity	—	0.2	(10.0)	0.4
Total other expenses (income)	2.1	2.2	(5.9)	4.9
Earnings before income taxes	22.2	28.0	43.4	38.0
Income tax expense	6.0	10.7	11.3	14.0
Net income	16.2	17.3	32.1	24.0
Less: Net income attributable to noncontrolling interest	0.9	1.1	1.5	1.8
Net income attributable to SP Plus Corporation	$15.3	$16.2	$30.6	$22.2
Common stock data
Net income per common share
Basic	$0.68	$0.73	$1.37	$1.00
Diluted	$0.68	$0.72	$1.36	$0.98
Weighted average shares outstanding
Basic	22,370,923	22,190,421	22,335,835	22,178,143
Diluted	22,644,884	22,515,234	22,597,131	22,490,369

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows
	Six Months Ended
(millions) (unaudited)	June 30, 2018	June 30, 2017
Operating activities
Net income	$32.1	$24.0
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	9.0	11.8
Net amortization (accretion) of acquired lease contracts	0.2	(0.5)
Loss on sale of equipment	—	0.1
Net equity in earnings of unconsolidated entities (net of distributions)	(0.3)	(9.5)
Gain on sale of equity method investment in unconsolidated entity	(10.1)	(0.1)
Amortization of debt issuance costs	0.4	0.4
Amortization of original discount on borrowings	0.3	0.2
Non-cash stock-based compensation	2.2	2.0
Provisions for losses on accounts receivable	0.1	0.2
Deferred income taxes	—	(1.0)
Changes in operating assets and liabilities
Notes and accounts receivable	(8.7)	0.5
Prepaid assets	2.8	3.1
Other assets	0.5	(0.6)
Accounts payable	(7.9)	(2.0)
Accrued liabilities	4.7	(1.2)
Net cash provided by operating activities	25.3	27.4
Investing activities
Purchase of leasehold improvements and equipment	(4.0)	(3.5)
Proceeds from sale of equipment and contract terminations	0.1	0.6
Proceeds from sale of equity method investment in unconsolidated entity	19.3	8.4
Proceeds from sale of business	—	0.6
Cost of contracts purchased	(0.7)	(0.3)
Net cash provided by investing activities	14.7	5.8
Financing activities
Payments on revolver (Restated Credit Facility)	(85.9)	(212.1)
Proceeds from revolver (Restated Credit Facility)	83.1	195.8
Payments on term loan (Restated Credit Facility)	(25.0)	(10.0)
Payments on other long-term borrowings	(0.2)	(0.2)
Distribution to noncontrolling interest	(1.6)	(1.4)
Payments of debt issuance costs and original discount on borrowings	(0.1)	(0.1)
Net cash used in financing activities	(29.7)	(28.0)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.1
Increase in cash and cash equivalents	9.7	5.3
Cash and cash equivalents at beginning of year	22.8	22.2
Cash and cash equivalents at end of period	$32.5	$27.5
Supplemental disclosures
Cash paid during the period for
Interest	$3.7	$4.3
Income taxes, net	$7.3	$8.9
Non-cash transactions
Capital lease obligations incurred to acquire equipment	$0.1	$—

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Gross profit
Gross profit, as reported	$51.1	$57.5	$90.6	$98.0
Add: Non-routine structural repairs and other items	-	-	-	0.1
Add (subtract): Gross profit related to asset sales or dispositions, including earnings from an equity method investee transaction	-	(8.5)	-	(8.5)
Other, rounding	0.1	-	-	-
Adjusted gross profit	$51.2	$49.0	$90.6	$89.6

General and administrative expenses
General and administrative expenses, as reported	$22.3	$22.5	$44.6	$43.7
Subtract: Restructuring, merger/acquisition and integration costs	(1.6)	(1.1)	(2.8)	(1.1)
Other, rounding	-	-	(0.1)	-
Adjusted G&A	$20.7	$21.4	$41.7	$42.6

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$15.3	$16.2	$30.6	$22.2
Add: Non-routine structural and other repairs	-	-	-	0.1
Add: Restructuring, merger/acquisition and integration costs	1.6	1.1	2.8	1.1
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	-	(8.5)	-	(8.5)
Add (subtract): (Gain)/loss on sale of business	-	(0.1)		(0.1)
Add: Equity in (earnings) losses from investment in unconsolidated entity	-	0.2	(10.0)	0.4
Net tax effect of adjustments	(0.4)	3.0	1.9	2.9
Other, rounding	-	-	-	-
Adjusted net income attributable to SP Plus	$16.5	$11.9	$25.3	$18.1

Net income per share, as reported
Basic	$0.68	$0.73	$1.37	$1.00
Diluted	$0.68	$0.72	$1.36	$0.98

Adjusted net income per share
Basic	$0.74	$0.54	$1.13	$0.81
Diluted	$0.73	$0.53	$1.12	$0.80

Weighted average shares outstanding
Basic	22,370,923	22,190,421	22,335,835	22,178,143
Diluted	22,644,884	22,515,234	22,597,131	22,490,369

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(millions) (unaudited)

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net income attributable to SP Plus, as reported	$15.3	$16.2	$30.6	$22.2
Add (subtract):
Income tax expense	6.0	10.7	11.3	14.0
Interest expense, net	2.1	2.1	4.1	4.6
Equity in (earnings) losses from investment in unconsolidated entity	-	0.2	(10.0)	0.4
Depreciation and amortization expense	4.5	4.8	8.5	11.4
Other, rounding	0.1	(0.1)	0.1	-
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$28.0	$33.9	$44.6	$52.6

Add: Non-routine structural and other repairs	-	-	-	0.1
Add: Restructuring, merger/acquisition and integration costs	1.6	1.1	2.8	1.1
Add (subtract): EBITDA related to asset sales or dispositions, including earnings from an equity method investee transaction	-	(8.5)	-	(8.5)
Add (subtract): (Gain)/loss on sale of business	-	(0.1)	-	(0.1)
Other, rounding	-	-	-	-
Adjusted EBITDA	$29.6	$26.4	$47.4	$45.2

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)

	Three months ended		Six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net cash provided by operating activities	$26.8	$22.4	$25.3	$27.4
Net cash provided by (used in) investing activities	(1.8)	7.2	14.7	5.8
less: Proceeds from sale of business or equity method investee's sale of assets, net (a)	2.6	(9.0)	(16.7)	(9.0)
Distribution to noncontrolling interest	(0.8)	(0.8)	(1.6)	(1.4)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.1	(0.6)	0.1
Other, rounding	-	-	(0.1)	-
Free cash flow	$26.6	$19.9	$21.0	$22.9

(a) Net of cash income taxes paid

SP Plus Corporation
Location Count

	June 30, 2018	December 31, 2017	June 30, 2017
Leased facilities	654	667	691
Managed facilities	2,844	2,956	2,938
Total facilities	3,498	3,623	3,629

Contacts:
Vance Johnston
(312) 521-8409
vjohnston@spplus.com

ICR/Rachel Schacter
(646) 277-1243
rachel.schacter@icrinc.com